Exhibit (a)(5)

FOR IMMEDIATE RELEASE	Monday October 29, 2012

(All amounts in U.S. dollars)

Celestica Announces Terms of US$175,000,000

Substantial Issuer Bid

TORONTO, Canada - Celestica Inc. (NYSE, TSX: CLS), a global leader in the delivery of end-to-end product lifecycle solutions, today announced the terms of its previously announced substantial issuer bid (the “Offer”), pursuant to which Celestica will offer to purchase for cancellation up to 25,000,000 of its subordinate voting shares (“Shares”) for an aggregate purchase price not exceeding US$175,000,000.  The Offer will be conducted through a “modified Dutch auction” within a price range of not less than US$7.00 per Share and not more than US$8.00 per Share (in increments of US$0.10 per Share within that range).  We intend to fund any purchases of Shares pursuant to the Offer from available cash on hand and from cash drawn on our existing revolving credit facility.

The “modified Dutch auction” tender process allows shareholders to individually select the price, within the specified range, at which they are willing to sell their Shares.  When the Offer expires, we will select the lowest purchase price that will allow us to purchase the maximum number of Shares properly tendered to the Offer, and not withdrawn, having an aggregate purchase price not exceeding US$175,000,000.  If Shares with an aggregate purchase price of more than US$175,000,000 are properly tendered and not withdrawn, we will purchase the Shares on a pro rata basis except that “odd lot” tenders (of holders beneficially owning fewer than 100 Shares) will not be subject to pro-ration.  The Offer will not be conditional on any minimum number of Shares being tendered to the Offer, but will be subject to other conditions customary for a transaction of this nature. The Offer will remain open for acceptance until 5 p.m. Eastern time on December 3, 2012, unless withdrawn or extended by Celestica.

We plan to mail the formal Offer to Purchase, Issuer Bid Circular and other related documents containing the terms and conditions of the Offer, instructions for tendering Shares, and the factors considered by Celestica and the Board in making its decision to approve the Offer, among other things, on or about October 29, 2012.  These documents will be filed with the applicable Canadian provincial and territorial securities commissions and the U.S. Securities and Exchange Commission and will be available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, and on Celestica’s website at www.celestica.com. Shareholders should carefully read the Offer to Purchase, Issuer Bid Circular and other related documents prior to making a decision with respect to the Offer.

The Celestica Board has authorized the making of the Offer.  Neither Celestica nor its Board makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares to the Offer. Shareholders are urged to consult their own financial, tax and legal advisors and to make their own decisions whether to tender or to refrain from tendering their Shares to the Offer and, if so, how many Shares to tender and at what price or prices.

Scotia Capital Inc. and Scotia Capital (USA) Inc. have been retained by Celestica to act as dealer managers in connection with the Offer in Canada and the United States, respectively.  Any questions or requests for information may be directed to Computershare Investor Services Inc., as the depositary for the Offer, at 1-800-564-6253 (Toll Free - North America) or 1-514-982-7555 (Overseas).

About Celestica

Celestica is dedicated to delivering end-to-end product lifecycle solutions to drive our customers’ success. Through our simplified global operations network and information technology platform, we are solid partners who deliver informed, flexible solutions that enable our customers to succeed in the markets they serve. Committed to providing a truly differentiated customer experience, our agile and adaptive employees share a proud history of demonstrated expertise and creativity that provides our customers with the ability to overcome any challenge. For further information on Celestica, visit its website at www.celestica.com. Celestica’s security filings can also be accessed at www.sedar.com and www.sec.gov.

The substantial issuer bid (tender offer) referred to in this press release has not yet commenced.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any Shares of Celestica.  The solicitation and the offer to buy Shares of Celestica will be made pursuant to the Offer to Purchase, Issuer Bid Circular, Letter of Transmittal, Notice of Guaranteed Delivery and related materials that Celestica will file with the Canadian provincial and territorial securities commissions and the U.S. Securities and Exchange Commission and will distribute to its shareholders; copies will be available free from Celestica or at www.sedar.com or www.sec.gov.  These documents will contain important information about the substantial issuer bid and shareholders of Celestica are urged to read them carefully when they become available.

Safe Harbor and Fair Disclosure Statement

This news release contains forward-looking statements related to our plans, objectives, expectations and intentions, including our expectations regarding the launch, terms and expiry date of the Offer, that we intend to fund any purchases of Shares pursuant to the Offer from a combination of available cash on hand and cash drawn from our existing revolving credit facility, the intended mailing date of the Offer materials, and other statements contained in this release that are not historical facts.  Such forward-looking statements are predictive in nature and may be based on current expectations, forecasts or assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from the forward-looking statements themselves.  Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “continues”, or similar expressions, or may employ such future or conditional verbs as “may”, “will”, “should” or “would”, or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, and in applicable Canadian securities legislation.  Forward-looking statements are not guarantees of future performance.  These statements are based on our current beliefs or expectations, including, our assumptions, beliefs and expectations regarding Celestica’s future capital requirements, market and general economic conditions, and its ability to obtain regulatory approvals.  These statements are inherently subject to significant risks, uncertainties and changes in circumstances, many of which are beyond the control of Celestica.  Our actual results may differ materially from those expressed or implied by such forward-looking statements, including as a result of changes in global, political, economic, business, competitive, market and regulatory factors.  These and other risks and uncertainties, as well as other information related to Celestica, are discussed in our various public filings at www.sedar.com and www.sec.gov, including our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with the U.S. Securities and Exchange Commission and our Annual Information Form filed with the Canadian securities regulators.  Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans relating to the future.  Readers are cautioned that such information may not be appropriate for other purposes.  Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Celestica Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com